Exhibit 99.1
FOR IMMEDIATE RELEASE
PYR ENERGY AND SAMSON ENTER INTO DEFINITIVE MERGER AGREEMENT
FOR ACQUISITION OF PYR ENERGY AT $1.30 PER SHARE
SAMSON EXTENDS TENDER OFFER UNTIL MAY 24, 2007
     Denver, Colorado and Tulsa, Oklahoma, April 23, 2007 — PYR Energy Corporation (AMEX:PYR) and Samson Investment Company today announced that they have entered into a definitive merger agreement pursuant to which Samson Acquisition Corp., a wholly owned Samson subsidiary, will amend its existing tender offer for all of the outstanding shares of PYR common stock to increase its cash offer price to $1.30 per share. Under the terms of the merger agreement, following completion of the tender offer, all remaining outstanding shares of PYR common stock will be cancelled and converted into $1.30 cash per share, without interest, and Samson Acquisition Corp. will be merged with and into PYR. Consummation of the tender offer and merger are subject to customary closing conditions.
     An amended offer to purchase describing the terms and conditions of the amended offer, as provided in the merger agreement, and related letters of transmittal will be distributed to PYR stockholders as soon as practicable and PYR will file an amendment to its Schedule 14D-9 to reflect the board of directors’ determination that the amended offer and the merger are in the best interests of the stockholders and that it recommends that the stockholders accept the amended offer and approve the merger. Stockholders who have previously tendered shares that have not been withdrawn, however, are not required to take any further action in order to receive the increased offer price under the amended tender offer.
     The tender offer, which was scheduled to expire at midnight on April 24, 2007, is extended to midnight, New York City time, on Thursday, May 24, 2007, unless further extended in accordance with the terms of the merger agreement.
     The $1.30 per share offer price values PYR at approximately $49.4 million, plus the assumption of PYR’s debt, and represents a premium of approximately 38% over PYR’s closing price on January 26, 2007, the last trading day prior to the public announcement of Samson’s initial acquisition proposal, and a premium of approximately 16% over PYR’s closing stock price on April 10, 2007, the last trading day prior to the announcement of the agreement in principle reached between PYR and Samson with respect to the amended offer.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, Texas and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via PYR’s web site at www.pyrenergy.com.
     Samson Investment Company, headquartered in Tulsa, Oklahoma, is a large privately held corporation engaged in oil and gas exploration, acquisition and production operations in 18 states in the United States, Canada, and the North Sea. Samson’s tender offer statement and related press releases can be found at www.samson.com when available.
Important Legal Information
This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares.
ANY OFFERS TO PURCHASE OR SOLICITATION OF OFFERS TO SELL PYR SHARES WILL BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT SAMSON DISTRIBUTES TO PYR’S STOCKHOLDERS AND FILES WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). PYR STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, RELATED MATERIALS AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER FILED WITH THE SEC IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. PYR STOCKHOLDERS MAY OBTAIN FREE COPIES OF THESE DOCUMENTS AT THE SEC’S WEB SITE AT WWW.SEC.GOV, AT SAMSON’S WEBSITE AT WWW.SAMSON.COM OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT (888) 750-5834 (TOLL FREE FROM THE U.S. AND CANADA).
This release and the PYR’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions PYR believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in PYR’s reports filed with the SEC. In addition, PYR operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PYR’s control. This press release and PYR’s website include the opinions of PYR and does not necessarily include the views of any other person or entity.
Contacts:
PYR Energy Corporation
Kenneth R. Berry, Jr., President
1675 Broadway, Suite 2450
Denver, CO 80202
Telephone: (303) 825-3748
Samson Investment Company
Annabel Jones, Assistant General Counsel-Corporate Affairs
Two West Second Street
Tulsa, OK 74103-3103
Telephone: (918) 591-1006

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